EXHIBIT 99.1

Immunomedics Appoints Arthur S. Kirsch as Director

MORRIS PLAINS, N.J., Aug. 19, 2015 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU) today announced the appointment of Arthur S. Kirsch, 63, to its Board of Directors. Mr. Kirsch has over 30 years of experience working in the equity capital markets and has extensive knowledge of the healthcare and life sciences field. He is Chairman of the Board of Pozen Inc. since June 1, 2015, serving as a Director since 2004; he also has been Chairman of the Audit Committee and Head of the Strategic Transaction Committee of Pozen.

Since 2005, Mr. Kirsch has been a Senior Advisor with the investment bank, GCA Savvian, LLC (formerly Perseus Group, LLC). Prior to GCA Savvian, he was a Managing Director of Vector Securities, LLC, an investment and merchant banking firm specializing in bioscience, which later became a unit of Prudential Securities, Inc. Prior to Vector, he was Chief Executive Officer of NatWest Securities U.S. From 1979 to 1990, Mr. Kirsch served as Executive Vice President of the Global Equity Division of Drexel Burnham Lambert. He also serves on the Board of Directors of PhysioSonics, Inc., a privately-held company developing noninvasive neurological products.

Mr. Kirsch received his BA in finance from the University of Rhode Island, and an MBA in finance from Bernard M. Baruch College.

Dr. David M. Goldenberg, Chairman and Founder of Immunomedics, commented: "We are delighted to gain the experience and expertise of Arthur Kirsch in healthcare business management, corporate finance and transactions, and knowledge of the biopharmaceutical market sector."

Mr. Kirsch, in accepting this appointment, stated: "I am impressed with Immunomedics' innovative technology platform and promising pipeline. I am looking forward to assisting the company in bringing these products, especially the cancer drugs, to commercialization for the benefit of patients. I also believe it is important to simultaneously maintain a focus on shareholder value."

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics' most advanced candidate is 90Y-clivatuzumab tetraxetan. The radiolabeled antibody is in a Phase 3 registration trial in patients with advanced pancreatic cancer. Immunomedics expects patient enrollment to be completed in calendar year 2016. Immunomedics' portfolio of investigational products also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics' most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics has licensed epratuzumab to UCB, S.A., (UCB) for the treatment of all autoimmune disease indications worldwide. In oncology, Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 267 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Corporate Secretary
         (973) 605-8200, extension 123
         ccheng@immunomedics.com